FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
May 1, 2020	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES COVID-19 RELIEF PROGRAM
- FHLBNY response includes a combination of charitable donations, grants, subsidized advances and $1 billion in available Disaster Relief Funding -

New York, NY – In response to the COVID-19 pandemic, the Federal Home Loan Bank of New York (“FHLBNY”) has announced a targeted suite of tools to assist its members and community partners respond to the needs of individuals, households, non-profit organizations and small businesses across the FHLBNY’s District. The FHLBNY’s COVID-19 Relief Program includes $1 billion in disaster relief funding, $5 million in small business grants, and $500,000 in charitable donations, all of which are scheduled to be deployed in May 2020. In addition to these near-term efforts, the FHLBNY will invest $1 million to provide zero percent funding to members lending to small businesses through its Business Development Advance when the product is launched later in the year.

“The COVID-19 pandemic has affected virtually every community, household and person across our District, presenting unprecedented and formerly unimaginable challenges,” said José R. González, president and CEO of the FHLBNY. “And yet, across our District, we see our members and housing and community partners rise to meet these challenges doing all that they can to support their customers, neighbors and communities. At the Federal Home Loan Bank of New York, we are driven by our community-focused mission, and we are honored to help support these efforts with the programs we announce today.”

The FHLBNY will make $1 billion in Community Investment Cash Advance Disaster Relief Funding available to members through its Community Lending Programs, to be used as both immediate gap financing and longer-term funding to help communities and customers respond to and recover from the COVID-19 pandemic. These low-cost loans can be used by the FHLBNY’s members to support critical relief and recovery financial activities, and meet the short-, medium-, and long-term funding needs of affected communities. The FHLBNY previously made similar disaster relief funding available following the 2017 hurricanes that devastated Puerto Rico and the U.S. Virgin Islands, and has offered disaster relief funding following natural disasters across its District, most notably following Hurricane Sandy in 2012, when members accessed $850 million in disaster relief funding to assist relief efforts in New Jersey and New York.

The FHLBNY will make $5 million in grants available through its Small Business Recovery Grant (“SBRG”) Program to provide working capital to affected businesses across the District. Through the SBRG Program, members will be able to provide grants of up to $10,000 to qualifying small businesses and non-profit organizations which have suffered a significant loss of revenue related to the pandemic. The FHLBNY previously offered the SBRG Program as part of its Disaster Recovery Grant Programs in Puerto Rico and the U.S. Virgin Islands in response to the 2017 hurricanes.

The FHLBNY will provide $500,000 in charitable contributions to a number of organizations working on the front lines of the pandemic. This includes contributions of $75,000 each to CAMBA, Inc., the Housing and Community Development Network of New Jersey, the New York State Rural Housing Coalition and the Community Development Corporate of Long Island to help support homeless and housing shelter facilities in New York City, New Jersey, upstate New York and Long Island. The FHLBNY will also provide contributions of $50,000 each to the YWCA of Rochester & Monroe County, The Gateway Family YMCA, the United Way of Puerto Rico and Food Bank For New York City to help support their efforts to assist vulnerable populations in New York, New Jersey and Puerto Rico. Many of these organizations are represented on the FHLBNY’s Affordable Housing Advisory Council (“AHAC”), and the FHLBNY engaged its AHAC to determine how best to support its District’s most vulnerable populations in this challenging time.

In addition to these near-term efforts, the FHLBNY will also invest $1 million to provide an interest rate subsidy in the form of a zero percent advance for its Business Development Advance (“BDA”), which the FHLBNY expects to start offering in the fourth quarter of 2020. When launched, the BDA can be leveraged into valuable and significant lending opportunities – for example, at current interest rates, this $1 million subsidy can be leveraged by members into more than $100 million of one-year loans for small businesses in communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of March 31, 2020, the FHLBNY serves 322 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.